SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PARLUX Fragrances, Inc.

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PARLUX Fragrances, Inc.

3725 S.W. 30th Avenue

Fort Lauderdale, FL 33312

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Parlux Fragrances, Inc. (the “Company”) will be held at the Sheraton Ft. Lauderdale Airport Hotel, 1825 Griffin Road, Dania, Florida 33304, on Tuesday, September 21, 2004, at 11:00 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

1.

To elect seven directors;

2.

To ratify the appointment of Deloitte & Touche LLP (“D&T”), as independent auditors for the Company for the fiscal year ending March 31, 2005;

3.

To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Holders of record of the Company’s common stock at the close of business on August 13, 2004, will be entitled to vote at the meeting.

By order of the Board of Directors,

/s/ ILIA LEKACH
Ilia Lekach
Chairman of the Board and Chief Executive Officer

Dated: August 13, 2004

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy and return it in the envelope provided. Any person giving a proxy has the power to revoke it at any time prior to the exercise thereof and if present at the meeting may withdraw it and vote in person. Attendance at the meeting is limited to stockholders, their proxies and invited guests of the Company.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF PARLUX FRAGRANCES, INC.

TO BE HELD SEPTEMBER 21, 2004

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Parlux Fragrances, Inc. (the “Company”) of proxies to be voted at the annual meeting of stockholders (the “Annual Meeting”) of the Company to be held at the Sheraton Ft. Lauderdale Airport Hotel, 1825 Griffin Road, Dania, Florida 33304, on Tuesday, September 21, 2004, at 11:00 a.m., or at any adjournment thereof. It is anticipated that the Proxy Statement and the form of proxy will be mailed on or about August 18, 2004, to stockholders as of the Record Date.

VOTING SECURITIES; PROXIES; REQUIRED VOTE

Voting Securities

The Board of Directors has fixed the close of business on August 13, 2004 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had outstanding 9,059,420 shares of Common Stock, par value $0.01 per share (the “Common Stock”). Only the holders of Common Stock are entitled to notice of, and to vote at, the Annual Meeting. Holders of Common Stock are entitled to one vote per share. The Company instituted a series of common stock buyback programs in fiscal 1997, and through August 13, 2004, the Company acquired in the open market a total of 10,140,695 shares at a cost of $29,092,828. These shares, along with an additional 39,000 shares purchased prior to fiscal 1997, are held as treasury stock, and are not eligible for voting purposes.

Proxies

Mr. Frederick E. Purches and Mr. Frank A. Buttacavoli, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Messrs. Purches and Buttacavoli are directors of the Company. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Required Vote

The holders of at least a majority of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum at the Annual Meeting. At the Annual Meeting, the vote of a majority in the interest of stockholders present in person or by proxy and entitled to vote thereon is required to elect directors and ratify the appointment of independent auditors.

The election inspectors appointed for the meeting will tabulate the votes in person or by proxy and will determine whether or not a quorum is present at the Annual Meeting. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for the purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

PROPOSAL No. 1:

NOMINEES FOR ELECTION AS DIRECTORS

Each director elected at the Annual Meeting will hold office until the next annual meeting and until his/her successor is duly elected and qualified. Unless the proxy specifies otherwise, the person named in the enclosed proxy intends to vote the shares represented by the proxies given to him for the seven nominees listed below.

All of the directors nominated hereunder are currently directors of the Company and were elected by the shareholders at the Company’s annual meeting held in October 2003. The Company has no reason to believe that any of the nominees will become unavailable to serve as a director for any reason before the Annual Meeting. However, in the event that any of them shall become unavailable, the person designated as proxy reserves the right to substitute another person of his choice when voting at the Annual Meeting. Please see pages 11 and 12 for a discussion of a shareholder’s class action complaint, which named each of our directors, other than Mr. David Stone, as defendants, and a second class action suit, which names the Company as the nominal defendant and each director as a defendant. The former suit has been dismissed and the Company believes the latter to be without merit.

Name	Age	Position

Ilia Lekach	56	Chairman of the Board and Chief Executive Officer
Frank A. Buttacavoli	49	Executive Vice President, Chief Operating Officer, and Chief Financial Officer
Frederick E. Purches	66	Vice Chairman of the Board
Glenn Gopman	48	Independent Director
Esther Egozi Choukroun	42	Independent Director
David Stone	54	Independent Director
Jaya Kader Zebede	42	Independent Director

Ilia Lekach is Chairman of the Board of Directors and Chief Executive Officer (“CEO”) of the Company. Mr. Lekach became a director of the Company in November 1987 and resigned in November 1988 due to a disagreement over the strategic direction of the Company. He was re-elected to the Board of Directors in February 1989 as a result of a proxy action. Mr. Lekach assumed the position of Chairman of the Board of the Company in November 1990 and CEO of the Company in December 1993 upon its relocation to South Florida.

Mr. Lekach was Chairman of the Board of Directors and CEO of Perfumania, a public company based in Miami, Florida, and a specialty retailer of fragrances with approximately 240 retail outlets in manufactures’ outlet malls and regional malls, until he resigned in April 1994 to take a more active role in the direction of our Company’s operations. In October 1998 due to the poor operational performance of Perfumania, Mr. Lekach reassumed the position of Chairman and CEO, and continued to hold this position in both companies. In February 2000, Perfumania became a wholly-owned subsidiary of E Com Ventures, Inc. (“ECMV”), whereby Mr. Lekach relinquished his executive positions in Perfumania and became Chairman and CEO of ECMV, a position he held until he entered into an agreement to divest all but 5% of his ownership interest in ECMV in February 2004. During the time Mr. Lekach served as CEO of our Company and ECMV, he spent approximately 50% of his time on the affairs of each company. Our Company continues to hold an ownership interest of approximately 13% of the outstanding shares of ECMV, and Mr. Lekach reacquired an additional 2% of the outstanding common shares in July 2004.

Until March 2003, Mr. Lekach was also Chairman and interim CEO of Nimbus Group, Inc. (“NMC”), formerly known as TakeToAuction.com, Inc. (“TTA”), a public company previously committed to the development of a private jet air taxi network. TTA initially sold consumer products on online auction sites. NMC is now named Taylor Madison Corp. (“TMC”).

Frank A. Buttacavoli, a Certified Public Accountant, has been Vice President and Chief Financial Officer (“CFO”) of the Company since April 1993, and a director of the Company since March 1993. From July 1979 through June 1992, Mr. Buttacavoli was employed by Price Waterhouse, and was a Senior Manager from July 1987 to June 1992. From July 1992 through March 1993, he provided financial consulting services to the Company. In June 1996, Mr. Buttacavoli was promoted to Executive Vice President, and in October 1999, he assumed the additional responsibilities of Chief Operating Officer (“COO”).

Frederick E. Purches was a founder of the Company, and has been a director since its formation in July 1984. He has been engaged in the cosmetic/fragrance business for over 35 years in various executive capacities with Helena Rubinstein, Inc. and Revlon, Inc. From 1980 through 1988, he was President of Helena Rubinstein, Inc. In 1989, he resigned from the latter position to take a more active role in the direction of the Company’s operations. In November of 1990, Mr. Purches resigned as Chairman of the Board in favor of Mr. Lekach, and Mr. Purches assumed the new position of Vice Chairman of the Board.

Glenn Gopman has been an independent director of the Company since October 1995, and has served as Chairman of the Audit Committee since 2001, Chairman on the Special Committee of Independent Directors formed during 2003, as well as a member of the Compensation Committee since 1996. Since January 2003, Mr. Gopman has owned and operated an independent certified public accounting practice. Until December 2002, he was a partner in the public accounting firm of Rachlin Cohen & Holtz LLP. Prior to that, Mr. Gopman was a principal shareholder in the public accounting firm of Thaw, Gopman and Associates. He is a member of the American and Florida Institutes of Certified Public Accountants.

Esther Egozi Choukroun has been an independent director of the Company since October 2000, has served as a member of the Audit and Compensation Committees since that date, and has served on the Special Committee of Independent Directors since 2003. Since September 2002, Ms. Egozi Choukroun has been the Executive Vice President and Chief Financial Officer of PIX Group, a full service real estate company operating in Florida and Latin America since 1995. Ms. Egozi Choukroun was employed by Banque Nationale de Paris, Miami, from January 1984 through December 1996, and was Senior Vice President and Deputy General Manager from January 1988 through December 1996. From March 1997 through July 1999, she was Director of International Philanthropy at the Mount Sinai Medical Center Foundation, and through March 2002 was Executive Director of the Women’s International Zionist Organization for Florida.

David Stone has been an independent director of the Company since October 2002, has served as a member of the Audit Committee since that date, and the Special Committee of Independent Directors since 2003. Mr. Stone has been in the telecommunications business since 1990 when he founded American Cellular Communications, Inc., which was subsequently sold to Cellstar, Inc., a division of Motorola, in 1997. In 1998, Mr. Stone founded America Internet Communications, L.L.C. (“AC”), a company involved in long distance communications via the internet. During 2000, AC entered into a partnership with the Stanford Bank of Texas to further develop this technology. As of 2004, AC has agreements with several major carriers (i.e., Global Crossing, Quest, Verizon, Pacific Bell and Bell South), to provide long distance domestic and international telephonic services, from transmission through collection, in major Hispanic markets in the United States.

Jaya Kader Zebede has been an independent director since October 2002. A member of the American Institute of Architects, Ms. Kader Zebede is a practicing architect, who earned a Bachelor's degree from Brandeis University in 1984 and a Masters degree from Harvard University in 1988. From 1998 through the present, Ms. Kader Zebede has been principal owner of K.Z. Architecture, a firm designing residential projects in Miami and San Jose, Costa Rica. From 1997 to 1998, Ms. Kader Zebede was a project architect with Borrelli & Associates in Miami, Florida, and from 1993 to 1997, held the same position with Graham Gund Architects in Cambridge, Mass. From 1990 to 1993, she designed and marketed children's clothing, operating as a sole proprietor.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

In fiscal year 2004, there were eight meetings of the Board of Directors, including regularly scheduled and special meetings. All of the directors attended at least 75% of the meetings except Ms. Jaya Kader Zebede. It is Parlux’s policy for all members of the Board of Directors to attend annual meetings and all Directors attended the fiscal 2003 Annual Shareholders’ Meeting.

The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee. The Board of Directors does not presently have a Nominating Committee.

Historically, the Board of Directors has concluded that nominations were most appropriately handled by the entire Board, due to its relatively small size. However, as required by new NASDAQ regulations, the Board of Directors is in the process of creating a Nominating Committee charter and forming an independent Nominating Committee. Likewise, the Board of Directors is in the process of revising the Audit Committee charter in response to the new NASDAQ regulations, as well as reconstituting the Compensation Committee so that it is comprised solely of independent directors. The Board of Directors expects to complete those projects prior to the upcoming annual meeting of stockholders, as required by law.

Security holders may send communications to the Board of Directors by contacting the Company’s website, www.parlux.com, Investor Relations, or by writing to the Company Secretary, Parlux Fragrances, Inc., 3725 S.W. 30th Avenue, Ft. Lauderdale, FL 33312. Such communications are reviewed by the Company Secretary, who will forward them to the Board or to individual Board members, as necessary.

Audit Committee

Pursuant to its written charter, the Audit Committee recommends the appointment of a firm of independent registered public accountants to audit the Company’s financial statements, as well as reviews the scope, purpose and type of audit services to be performed by the external auditors, and the findings and recommendations thereof. A copy of the current Audit Committeee charter is attached as Appendix “A” to this proxy statement, although prior to the annual shareholders’ meeting, the Board of Directors expects to approve a new Audit Committee charter that complies with new NASDAQ regulations. The Audit Committee is currently composed of Messrs. Gopman and Stone, and Ms. Egozi Choukroun.

The Audit Committee held five meetings in fiscal year 2004. These three individuals also comprised the Special Committee of Independent Directors. (See Certain Relationships and Related Transactions on page 12 for further discussion.) Mr. Gopman, a Certified Public Accountant and an Independent Director as defined in NASD Rule 4200, serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Gopman and Ms. Egozi Choukroun are both audit committee financial experts as defined in NASD Rule 4200.

AUDIT COMMITTEE REPORT

We believe Company management and the independent auditors are responsible for planning and conducting audits and determining that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

The Audit Committee’s responsibilities include reviewing the following with Company management, its finance staff, and the independent auditors: (i) analyses and reports prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, (ii) the quality and adequacy of the Company’s internal controls, (iii) major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors or management, (iv) the results of the audit, any problems or difficulties the independent auditors may have encountered, changes in scope of the audit and any management letters provided by the independent auditors and the Company’s response to that letter, and (v) any legal and regulatory matters that may have a material impact on the Company’s financial statements. The Audit Committee is also responsible for reviewing the independence of the Company’s independent accountants and, based upon discussions with management, recommending to the Board of Directors which firm of independent accountants the Company should retain and any appropriate action to ensure the accountants’ independence.The Audit Committee reviewed and discussed with management and Deloitte & Touche (“D&T”), the Company’s independent auditors for the year ended March 31, 2004, the audited financial statements of the Company. The Committee discussed with D&T the matters D&T communicated to the Audit Committee under applicable auditing standards, including matters related to the conduct of the audit of the Company’s financial statements required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees.” The Audit Committee received from D&T the written statement concerning independence required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and discussed with D&T their independence with the Company including any relationships that may impact their independence. The Audit Committee considered whether any provision by D&T of non-audit services to the Company is compatible with maintaining the accountants’ independence and has discussed with D&T the accountants’ independence.

Based on the review and discussions referred to in this report, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Parlux Fragrances, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2004.

Audit Committee:

Glenn Gopman, Chairman

Esther Egozi Choukroun

David Stone

Compensation Committee Interlocks and Insider Participation

The duties of the Compensation Committee are to make recommendations to the Board of Directors concerning the salaries and bonuses of Company officers, and to advise and act for the Board of Directors on other compensation matters. The Compensation Committee is presently composed of Messrs. Purches and Gopman and Ms. Egozi Choukroun. See “Employment and Consulting Agreements”, below, for a discussion of the Company’s consulting agreement with Mr. Purches and Cosmix, Inc. The Board of Directors expects to reconfigure the Compensation Committee to include only independent directors in compliance with the new NASDAQ regulations prior to the Annual Shareholders’ Meeting. The Compensation Committee held three meetings in fiscal year 2004. (See report of the Board of Directors on Executive Compensation on page 8).

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by the Company for services to the Company during the fiscal year ended March 31, 2004 and for the two prior fiscal years for (i) the Company’s Chief Executive Officer and (ii) the Company’s most highly compensated executive officers other than the Chief Executive Officer (collectively the “Named Executive Officers”) whose base compensation and bonus exceeded $100,000 during the fiscal year ended March 31, 2004.

TABLE I

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Positions	Fiscal Year	Salary ($)	Bonus ($)	Other(1) Compensation ($)	Securities Underlying Options (#)
Ilia Lekach; Chairman & CEO	2002	350,000	50,000	0	500,000
	2003	350,000	150,500	0	500,000
	2004	400,000	140,000	0	0
Frank A. Buttacavoli; Exec VP/COO/CFO	2002	250,000	20,000	0	100,000
	2003	250,000	107,500	0	200,000
	2004	285,000	99,750	0	0

(1)

No executive officer named in the table received any other compensation in an amount in excess of the lesser of either $50,000 or 10% of the total annual salary and bonus reported for him in the two preceding columns for the periods covered by this table.

TABLE II

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Independent Grants					Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term
Name	Number of Securities Underlying Options/ SARs Granted (#)	Percent of Total Options/SARs Granted To Employees in Fiscal Year	Exercise or Base Price (S/Sb)	Expiration Date	5% ($)	10% ($)
Ilia Lekach	0	0	0	0	0	0
Frank A. Buttacavoli	0	0	0	0	0	0

TABLE III

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

The following table shows stock options exercised by each of the Named Executive Officers during fiscal 2003, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of fiscal year-end, and the values for unexercised options.

Name	Shares Acquired On Exercise	Value Realized(1)	Number of Unexercised Options at March 31, 2004		Value of Unexercised In-The-Money Options At March 31, 2004(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ilia Lekach	420,000	$3,367,400	816,666	333,334	$5,479,230	$2,390,005
Frank A. Buttacavoli	188,000	1,421,280	226,666	133,334	1,530,416	956,005

(1)

Based on the difference between the closing market price for Common Stock on the date of exercise of the option and the option exercise price. The above valuation may not reflect the actual value of exercised options as the value of exercised options will fluctuate with market activity. See Page 8 for further discussion.

(2)

Based on the difference between the closing market price on March 31, 2004 for Common Stock, which was $9.03 per share, and the option exercise price. The above valuation may not reflect the actual value of unexercised options as the value of unexercised options will fluctuate with market activity.

EMPLOYMENT AGREEMENTS

Ilia Lekach As of May 1, 2002, the Company entered into an employment agreement with Mr. Ilia Lekach, which calls for an annual base salary of $350,000, for the period of May 1, 2002 through March 31, 2003 and for an annual base salary of $400,000 for the periods commencing on April 1, 2003, 2004 and 2005 and ending on March 31, 2004, 2005 and 2006, respectively, with annual increases at the discretion of the Board. Mr. Lekach received a performance bonus of $140,000 for the year ended March 31, 2004, which was calculated based upon the achievement of a specified sales level, a pre-tax income amount and desired year-end accounts receivable and inventory levels. The pre-tax income criteria were exceeded, while the other criteria were not. There were 500,000 warrants granted with the agreement which are exercisable at the rate of 166,666 at the conclusion of each fiscal year ending 2004, 2005 and

2006. In the event of a change in control, the agreement provides for the remaining monies and warrants due under the agreement to be doubled.

Prior to the agreement discussed above, Mr. Lekach had an employment agreement extending from April 1, 2000 through March 31, 2003 at an annual rate of $350,000 and he received performance bonuses of $270,000, $50,000, and $150,500 for the fiscal years ended March 31, 2001, 2002, and 2003, respectively. The performance bonus for the fiscal year ended March 31, 2003, was calculated based upon the achievement of a specified sales level, a pre-tax income amount and a desired year end inventory level. The pre-tax income and inventory criteria were achieved or exceeded, while the sales level criteria was not. Performance bonuses for the fiscal years ended March 2001 and 2002, were awarded at the discretion of the Board of Directors. Additionally, he received 150,000 warrants, exercisable at the rate of 50,000 at the conclusion of each fiscal year, and a performance bonus of 500,000 warrants in March 2002, which are immediately exercisable.

On March 16, 2004, Mr. Ilia Lekach exercised a warrant and acquired 420,000 shares of restricted common stock, which were registered in a Prospectus dated April 26, 2004.

Frank A. Buttacavoli As of May 1, 2002, the Company entered into an employment agreement with Mr. Buttacavoli, which provides for an annual base salary of $250,000 for the period of May 1, 2002 through March 31, 2003, and for an annual base salary of $285,000 for the periods commencing April 1, 2003, 2004 and 2005, and ending on March 31, 2004, 2005 and 2006, respectively, with annual increases at the discretion of the CEO. Mr. Buttacavoli received a performance bonus of $99,750 for the year ended March 31, 2004, which was calculated based upon the achievement of a specified sales level, a pre-tax income amount and desired year-end accounts receivable and inventory levels. The pre-tax income criteria were exceeded, while the other criteria were not. There were 200,000 warrants granted with the agreement, which are exercisable at the rate of 66,666 at the conclusion of each fiscal year ending 2004, 2005 and 2006. In the event of a change in control, the agreement provides for the remaining monies and warrants due under the agreement to be doubled.

Prior to the agreement discussed above, Mr. Buttacavoli had an employment agreement extending from April 1, 2000 through March 31, 2003 at an annual rate of $250,000 and he received performance bonuses of $50,000, $20,000, and $107,500 for the fiscal years ended March 31, 2001, 2002, and 2003, respectively. The performance bonus for the fiscal year ended March 31, 2003, was calculated based upon the achievement of a specified sales level, a pre-tax income amount and a desired year end inventory level. The pre-tax income and inventory criteria were achieved or exceeded, while the sales level criteria was not. Performance bonuses for the fiscal years ended March 2001 and 2002, were awarded at the discretion of the Board of Directors. Additionally, he received 60,000 warrants, exercisable at the rate of 20,000 at the conclusion of each fiscal year, and a performance bonus of 100,000 warrants in March 2002, which are immediately exercisable.

On March 31, 2004, Mr. Buttacavoli exercised a warrant and acquired 188,000 shares of restricted common stock, which shares were registered in a Prospectus dated April 26, 2004.

Frederick E. Purches As of May 1, 2002, the Company entered into a consulting agreement with Cosmix, Inc., a company owned by Mr. Purches, which provides for annual payments of $125,000 through March 31, 2006. The agreement calls for Mr. Purches to assist the Company in the areas of Securities and Exchange Commission and stockholder relations, financial planning, assessment and coordination of acquisitions and divestitures, and any other similar activities which may be assigned by the Board of Directors. Mr. Purches spends in excess of 50% of his business time on Company matters. Mr. Purches receives group medical, dental and group term life insurance benefits as part of his agreement, and in the event of a change in control, the agreement calls for the remaining monies due under the agreement to be doubled. There were 30,000 warrants granted with the agreement which are exercisable at the rate of 10,000 (which annual amount was the same as that received by independent directors) at the conclusion of each fiscal year ending 2004, 2005 and 2006.

Prior to the agreement discussed above, Mr. Purches had a similar consulting agreement extending from April 1, 2000 through March 31, 2003 at an annual rate of $100,000 and he received a performance bonus of $40,000 in 2003, granted in connection with his assistance in the settlement of litigation with a supplier in which the Company received a settlement payment of approximately $4 million. Additionally, he received 30,000 warrants, exercisable at the rate of 10,000 at the conclusion of each fiscal year. This agreement was modified by the May 1, 2002 agreement noted above.

On December 14, 2003, Mr. Purches exercised a warrant and acquired 30,000 shares of restricted common stock, which shares were registered in a Prospectus dated April 26, 2004.

DIRECTOR COMPENSATION

For fiscal 2004, the Company compensated independent (non-employee/consultant) members of the Board of Directors for their activities as directors of the Company at an annual rate of $12,000 and awarded 10,000 options annually on the anniversary date of each directors election, at the closing price on such day as reported by the NASDAQ National Market. Additionally, independent directors serving on the Audit Committee are compensated at the annual rate of $4,000 with the Chairman of the Audit Committee receiving $6,000 annually.

As of April 1, 2004 the annual base rate was increased to $18,000 for each director, and annual option grants were eliminated. In addition, independent directors serving on the Special Committee, which committee performs services on an exceptional basis, received $10,000 in fiscal 2004, with the Chairman receiving $15,000.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is administered by the Compensation Committee of the Board (The “Compensation Committee”). The Company’s executive compensation program is structured to achieve the Company’s goals as they relate to maximizing corporate performance and stockholder return. In general, executive compensation is made up of annual salaries, incentive bonuses and option grants. The Board of Directors believes that total compensation should increase or decrease with performance; as such, incentive bonuses and option grants constitute a portion of executive compensation to help align executive and stockholder interests. The Board of Directors believes that compensation should attract, motivate and retain executive talent to improve the Company’s performance and therefore increase shareholder returns.

In addition to base salaries and option grants, the Compensation Committee may elect to award incentive bonuses as part of total compensation to executive officers who have rendered services during the year that substantially exceed those normally required or anticipated or who have achieved specific targeted objectives with regard to sales performance, financial performance, inventory efficiencies and other criteria which may be established from time to time. These bonuses are intended to reflect the Compensation Committee’s determination to reward any executive who, through extraordinary effort, has substantially benefited the Company and its stockholders during the year.

Compensation Deductible under Section 162(m) of the Internal Revenue Code

On August 10, 1993, the Revenue Reconciliation Act of 1993 was enacted which amended the Internal Revenue Code of 1986, as amended, by adding Section 162(m) which eliminates the deductibility of most cash and non-cash compensation over $1 million paid to certain “covered employees” (which generally is defined as a corporation’s chief executive officer and the four other highest compensated employees). Contributions to qualified plans, items excluded from the employee’s gross income, compensation paid pursuant to a binding agreement entered into on or before February 17, 1993, commission-based compensation, and certain “performance-based” compensation are types of remuneration that are not affected by the deduction limitation.

During the fiscal year ended March 31, 2004, Messrs. Lekach and Buttacavoli received total compensation in excess of $1 million due to the exercise of certain non-qualified warrants. Although Messrs. Lekach and Buttacavoli are required to treat the entire gain from the warrant exercise as ordinary income, which would allow the Company a corresponding deduction on our Federal Income Tax return, the Company’s deduction is restricted by the $1 million limitation on “covered employees”. However, the tax benefit to the Company on a post-tax basis will be approximately $400,000.

Compensation Committee:

Frederick E. Purches, Chairman

Esther Egozi Choukroun

Glenn Gopman

STOCKHOLDER RETURN PERFORMANCE: FIVE YEAR GRAPH

Set forth below is a line graph comparing the cumulative total return on the Common Stock with the cumulative total return of the Standard and Poors 500 Index, and the Standard and Poors Personal Products 500 Index for the fiscal years of 1999 through 2004.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG PARLUX FRAGRANCES, INC., THE S & P 500 INDEX
AND THE S & P PERSONAL PRODUCTS INDEX

DOLLARS
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100
0
3/99
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PARLUX FRAGRANCES, INC.
S & P 500
S & P PERSONAL PRODUCTS

* $100 invested on 3/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending March 31.

Copyright © 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.
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	Cumulative Total Return
	3/99	3/00	3/01		3/02	3/03	3/04
				`
PARLUX FRAGRANCES, INC.	100.00	300.00	111.35		133.82	196.36	656.73
S & P 500	100.00	117.94	92.38		92.60	69.67	94.14
S & P PERSONAL PRODUCTS	100.00	64.74	61.31		72.64	69.90	91.50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of the Record Date certain information with respect to the number of shares of Common Stock beneficially owned by (i) each director of the Company who beneficially owns Common Stock, (ii) the Company’s CEO and the other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 during fiscal 2004, (iii) all directors and executive officers of the Company as a group and (iv) based on information available to the Company and a review of statements filed with the SEC pursuant to Section 13(d) and 13(g) of the Securities Act of 1934, as amended (the “Exchange Act”), each person or entity that beneficially owns (directly or together with affiliates) more than 5% of the Common Stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

Directors and Executive Officers:	Common Stock Beneficially Owned (1)	Percentage Ownership (1)

Ilia Lekach (2)	2,645,113	26.8
Frank A. Buttacavoli (3)	405,607	4.4%
Frederick Purches (4)	80,000	*
Glenn Gopman (5)	58,000	*
Esther Egozi Choukroun (6)	30,000	*
David Stone (7)	10,000	*
Jaya Kader Zebede (8)	10,000	*
All Directors and Officers as a Group (7 Persons)	3,238,780	31.7%

Other Principal Stockholders:
Pacific Investment Group (9)	801,397	8.8%
Zouheir Beidoun (10)	753,000	8.3%
Dimensional Fund Advisors Inc. (11)	740,600	8.2%
Bridgeway Capital Management (12)	450,963	5.0%

* Under one percent (1%).

1.

Calculated pursuant to Rule 13d-3 of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of the Record Date, the Company had 9,059,420 shares of Common Stock outstanding.

2.

Consists of (a) 616,800 shares owned jointly by Mr. Ilia Lekach and his wife, (b) 410,250 shares beneficially owned by IZJD Corp., a corporation in which Mr. Lekach is the sole director and president, (c) 801,397 shares owned or controlled by Pacific Investment Group Inc., a corporation owned by Mr. Ilia Lekach, (d) immediately exercisable warrants to purchase 150,000 shares of

Common Stock under his employment agreement, dated as of November 1, 1999, (e) immediately exercisable warrants to purchase 500,000 shares of Common Stock granted on June 8, 2001, and,(f) immediately exercisable warrants to purchase 166,666 shares of common stock under his employment agreement, dated May 1, 2002. The address of Mr. Lekach is 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.

3.

Includes (a) immediately exercisable warrants to purchase 60,000 shares of Common Stock under his employment agreement, dated as of November 1, 1999, (b) immediately exercisable warrants to purchase 100,000 shares of Common Stock granted on June 8, 2001, and, (c) immediately exercisable warrants to purchase 66,667 shares of common stock under his employment agreement , dated May 1, 2002. The address of Mr. Buttacavoli is 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.

4.

Includes immediately exercisable warrants to purchase 30,000 shares of Common Stock under his consulting agreement, dated as of November 1, 1999, and warrants to purchase 10,000 shares of common stock under his consulting agreement, dated May 1, 2002. The address of Mr. Purches is 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.

5.

Includes immediately exercisable warrants to purchase 42,000 shares of Common Stock. The address of Mr. Gopman is 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.

6.

Includes immediately exercisable warrants to purchase 30,000 shares of Common Stock. The address of Ms. Egozi Choukroun is 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.

7.

Includes immediately exercisable warrants to purchase 10,000 shares of Common Stock. The address of Mr. Stone is 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.

8.

Includes immediately exercisable warrants to purchase 10,000 shares of Common Stock. The address of Ms. Zebede is 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.

9.

Address is c/o Mr. Ilia Lekach, 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312.

10.

Address is Jaber Al Mubarak St., A-Nifissital Khatrash Building, P.O. Box 3430, Safat, 13035, Kuwait.

11.

Address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

12.

Address is 5615 Kirby Drive, Suite 518, Houston, TX 77005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to the effectiveness of the Sarbanes-Oxley Act (“Sarbanes-Oxley”), which prohibits renewing or amending loans, as well as issuing new loans to Company officers and directors, the Company had made several personal loans to its Chairman and CEO, Mr. Ilia Lekach. These loans, which were consolidated into one note agreement on April 1, 2002, bore interest at 8% per annum (which the Company considered to be a market rate of interest at the time) and became due on March 31, 2003 in accordance with the note’s terms. On March 31, 2003, Mr. Lekach repaid $46,854 in principal and $71,364 of accrued interest, through that date. The repayment was affected via an offset of amounts due Mr. Lekach under his regular compensation arrangement. On July 15, 2003, Mr. Lekach repaid the entire loan balance of $742,884, plus accrued interest at the default rate of prime plus 5% (9.25%), through that date..

The Company had net sales to Perfumania of $31,964,407, $12,823,696 and $18,063,310 during the fiscal years ended March 31, 2004, 2003 and 2002, respectively. Perfumania, a related party, is our largest customer, and transactions with them are closely monitored by our Audit Committee and Board of Directors to ensure that we deal with Perfumania at arms length. Perfumania offers us the opportunity to sell our products in over 230 retail outlets and our terms with Perfumania take into consideration our over 15 year relationship. Pricing and terms with Perfumania reflect (a) the volume of Perfumania’s purchases, (b) a policy of no returns from Perfumania, (c) minimal spending for advertising and promotion, (d) free exposure of our products provided in Perfumania’s store windows and (e) minimal distribution costs to fulfill Perfumania orders.While our invoice terms to Perfumania appear as net ninety (90) days, for over ten years the Board of Directors has granted longer payment terms, taking into consideration the factors discussed above. Our Board evaluates the credit risk involved and imposes a specific dollar limit, which is determined based on Perfumania’s reported results and comparable store sales performance. Management monitors the account activity to ensure compliance with the Board limit.

Net trade accounts receivable owed by Perfumania to the Company totaled $10,890,338 and $11,426,977 at March 31, 2004 and 2003, respectively. Trade receivables from Perfumania are non-interest bearing and are paid in accordance with the terms established by the Board.

The Company had net sales of $10,477,671, $8,924,530 and $5,966,057 during the years ended March 31, 2004, 2003, and 2002, respectively, to fragrance distributors owned/operated by individuals related to the Company’s Chairman/CEO. These sales are included as related party sales in the Company’s statements of operations. As of March 31, 2004 and 2003, trade receivables from related parties include $614,134 and $506,975, respectively, from these customers, which were current in accordance with their sixty (60) or ninety (90) day terms.

On December 8, 2003, we were served with a complaint (the” Complaint”) filed in the Circuit Court for the Eleventh Judicial Circuit in Miami-Dade County, which was amended on January 26, 2004. The Complaint is a derivative action, in which the nominal plaintiffs, the Macatee Family Limited Partnership and Chatham, Partners I, LP, purport to be suing for the benefit of the Company itself and all of its public shareholders. The Complaint names Parlux Fragrances, Inc. as the nominal defendant and all of the current members of the Board of Directors as the defendants. It seeks unspecified damages allegedly arising out of breaches of fiduciary duties in connection with transactions involving the Company and Mr. Ilia Lekach, its Chief Executive Officer or companies in which he has an ownership interest.

The Complaint seeks to enjoin the Company from continuing to enter into such transactions, seeks payment of costs and fees to Plaintiffs’ counsel and other unstated relief. Based on its preliminary investigation of allegations asserted by the Plaintiffs, the Company believes that the claims in the Complaint are without merit. The Company and the Board members have engaged experienced Florida securities counsel and intend to defend the action vigorously. We filed a Motion to Dismiss the action on February 27, 2004. A hearing on the Motion was held on April 14, 2004, and the Complaint was dismissed, without prejudice. The Court encouraged the Plaintiffs to serve a demand upon the Corporation to examine the issues alleged in the Complaint rather than file an Amended Complaint, but gave the Plaintiffs thirty (30) days to file an Amended Complaint if they chose to do so. The Company in good faith has provided the Plaintiffs with an additional thirty (30) days at their request and the Plaintiffs filed an Amended Complaint on June 25, 2004, which was received by the Company’s counsel on June 29, 2004. The Amended Complaint, for the most part, contains similar allegations and requests for relief as included in the original Complaint. The Company must respond to the action no later than August 12, 2004. Based on its preliminary investigation of the allegations asserted by the Plaintiffs, the Company believes that the Amended Complaint is without merit and intends to continue defending the action vigorously.

On June 4, 2003, we were served with a shareholder’s class action complaint (the “June Complaint”), filed in the Delaware Court of Chancery by Judy Altman, purporting to act on behalf of herself and other public stockholders of the Company. The June Complaint named Parlux Fragrances, Inc. as a defendant along with all of the Company’s Board of Directors, except Mr. David Stone. The June Complaint sought to enjoin the defendants from consummating a Tender Offer Proposal from Quality King Distributors, Inc. and Ilia Lekach, the Company’s Chairman and Chief Executive Officer, to acquire the Company’s common stock, and sought to have the acquisition rescinded if it was consummated. In addition, the June Complaint sought unspecified damages, plus the fees, costs and disbursements of Ms. Altman’s attorneys.

The Company and the named defendants engaged Delaware counsel to vigorously defend the action, and the action was voluntarily dismissed on September 11, 2003. In addition, the Tender Offer Proposal, which precipitated the Complaint, was withdrawn. Prior to the withdrawal, our Board appointed a Special Committee of Independent Directors to evaluate and negotiate the proposal. The Independent Committee had engaged legal counsel and was interviewing investment bankers to assist in this matter.

To the best of our knowledge, there are no other proceedings pending against us or any of our properties which, if determined adversely to us, would have a material effect on our financial position or results of operation.

Section 16(a) Beneficial Ownership Reporting Compliance

The following reports involved the granting of warrants to acquire unregistered common stock: Frank A. Buttacavoli filed a Form 4 on November 10, 2003 reporting three transactions that had not been timely reported. Frederick E. Purches filed a Form 4 on November 10, 2003 reporting two transactions that had not been timely reported. Esther Egozi Choukroun filed a Form 4 on November 12, 2003 reporting three transactions that had not been timely reported. David Stone filed a Form 4 on November 13, 2003 reporting one transaction that had not been timely reported. Jaya Kader Zebede filed a Form 4 on January 14, 2004 reporting one transaction that had not been timely reported.

Glenn Gopman filed a Form 4 on November 17, 2003 reporting nine transactions involving the granting of warrants to acquire unregistered common stock, and four transactions involving the acquisition of common stock in 1994 and 1996 that had not been timely reported.

Ilia Lekach filed a Form 4/A on February 23, 2004 reporting nine transactions that had not been timely reported.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP ("D&T") as independent auditors of the Company for the fiscal year ending March 31, 2005. D&T has served as the Company's independent certified public accounting firm since fiscal 2001. Representatives of D&T will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

The aggregate fees billed by Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu (“Deloitte”) for fiscal years 2004 and 2003 are as follows:

	Fiscal Year Ended March 31,
	2004	2003

Audit Fees (a)	$234,650	$156,950
Audit-Related Fees (b)	12,685	12,380
Tax Fees (c)	46,615	35,910

(a)

“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements, and the review of our interim consolidated financial statements included in quarterly reports. Fiscal year 2004 Audit Fees include fees related to reviews of our Registration Statement on Form S-3 as well as our responses to comment letters received from the Securities and Exchange Commission (“SEC”) in connection with the SEC’s review of such filing.

(b)

“Audit Related Fees” consist of fees billed for the audit of our employee benefit plan.

(c)

“Tax Fees” consist of fees billed for professional services rendered for tax compliance and tax service.

(d)

The Audit Committee has considered and has agreed that the provision of services as described above are compatible with maintaining Deloitte’s independence. The Audit Committee pre-approves the engagement of Deloitte for all professional services. The Audit Committee has delegated the pre-approval authority to the Chairman of the Audit Committee, who evaluates and approves the particular engagement prior to the commencement of services.

If the Company's stockholders do not ratify the appointment of D&T, other independent accountants will be recommended by the Audit Committee, and considered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2005.

EXPENSE OF SOLICITATION

The cost of soliciting proxies, which also includes the preparation, printing and mailing of the Proxy Statement, will be borne by the Company. Solicitation will be made by the Company primarily through the mail. Georgeson Shareholder Communications Corporation, New York, New York, has been retained to assist in the distribution of proxies at an estimated fee of $7,500, plus expenses. Directors, officers and regular employees of the Company may also solicit proxies personally, by telephone or telefax. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of stock registered in their names and will reimburse them for any expenses incurred in connection therewith.

PROPOSALS OF STOCKHOLDERS FOR 2004 ANNUAL MEETING

Stockholders of the Company who intend to present a proposal for action at the 2005 Annual Meeting of Stockholders of the Company, must notify the Company’s management of such intention by notice received at the Company’s principal executive offices no later than April 29, 2005 for such proposal to be included in the Company’s proxy statement and form of proxy relating to such meeting.

FINANCIAL STATEMENTS

The Company’s Annual Report to Stockholders for the year ended March 31, 2004 is being delivered with the Proxy to the Company’s stockholders. Also accompanying this Notice of Annual Meeting and Proxy Statement is a copy of the Company’s quarterly report on Form 10-Q for the three-month period ended June 30, 2004, which contains financial information for that period.

OTHER MATTERS

The Board knows of no matters that are expected to be presented for consideration at the Annual Meeting which are not described herein. However, if other matters properly come before the meeting, it is intended that the person named in the accompanying proxy will vote thereon in accordance with his best judgment.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

Fort Lauderdale, FL	By order of the Board of Directors
August 13, 2004
/s/ ILIA LEKACH
Ilia Lekach
Chairman of the Board and CEO

APPENDIX “A”

PARLUX FRAGRANCES, INC.

AUDIT COMMITTEE CHARTER

The Audit Committee shall consist of not less than three (3) members of the Board of Directors, at least two of which shall be deemed "independent" as defined by the SEC.

One member of the Board shall be designated as Chairman and minutes of all meetings will be recorded, made available to all Members of the Board of Directors and made a part of the Company's corporate records.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to shareholders and others, the systems of internal controls and all audit processes.

The Audit Committee is authorized to:

1.

Access all books, records and employees of the Company.

2.

Conduct any investigation considered appropriate to fulfilling its responsibility.

3.

Retain independent counsel, accountant or other services it needs to assist in an investigation.

The General Responsibilities of the Audit Committee are as follows:

1

Provide open avenues of communication among the independent auditors and the Board of Directors.

2.

Report Audit Committee actions to the full Board of Directors and make appropriate recommendations.

3.

Meet one time per calendar quarter and more frequently if circumstances make that preferable. The Audit Committee Chairman has the power to call a meeting whenever he or she thinks there is a need. The Audit Committee may ask members of management or others to attend the meeting and is authorized to receive all pertinent information from management.

4.

Do whatever else the law, Company charter or Bylaws or the Board of Directors may require.

The Audit Committee responsibilities relating to the Company's engagement of independent accountants are as follows:

1.

Evaluate and approve management's selection of the, independent accountant for the Company's audit. The Audit Committee approval is subject to approval by the full Board of Directors.

2.

Review and approve fees paid to independent accountants and approve dismissal of the independent accountants subject to approval by the full Board of Directors.

3.

Confirm, to the best of its ability, the independence of the independent accountants, including a review of consulting services provided and the fees paid for them.

The Audit Committee's responsibilities to review the annual independent accountant's audit, quarterly and annual financial statements are as follows:

1.

Ascertain that the independent accountant views the Board of Directors as its client, that it will be available to the full Board of Directors at least annually and that the independent accountant provides the Audit Committee with a timely analysis of significant financial report issues.

2.

Ask management and the independent accountant about significant risks and exposures and assess management's steps to minimize them.

3.

Review the adequacy of the Company's internal controls, including computerized information system controls and security.

4.

Review any significant findings and recommendations made by the independent accountant together with management's responses to them.

5.

Review, shortly after the annual examination is completed, with management and the independent accountant the following:

a.

The Company's annual financial statements and related footnotes.

b.

The independent accountant's audit of and report on the financial statements.

c.

The auditor's qualitative judgments about the appropriateness, not just the acceptability, of accounting principles.

d.

Any serious difficulties or disputes with management encountered during the course of the audit.

e.

Anything else about the audit procedures or findings that Generally Accepted Accounting Standards require the auditors to discuss with the Audit Committee.

6.

Consider and review with management:

a.

Any significant findings during the year and management's responses to them.

b.

Any difficulties the auditors encountered while conducting audits.

c.

Whether an internal audit function should be established.

7.

Review annual filings with the SEC and other published documents containing the Company's financial statements.

8.

Review interim financial reports to shareholders before reports are released to the public or filed with the SEC or other regulators.

9.

Prepare a letter for inclusion in the annual report that describes the Audit Committee composition and responsibilities and how the responsibilities were fulfilled.

The Company's periodic responsibilities are as follows:

1.

Review and update the Audit Committee charter annually.

2.

Review material items appearing on the Balance Sheet such as receivables and inventories and other assets and liabilities as may be deemed appropriate.

3.

Review related party transactions.

4.

Review policies and procedures covering officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of those areas by the independent accountant.

5.

Review with the independent accountant the results of their examination of compliance with the Company's code of conduct.

6.

Review legal and regulatory matters that may have a material affect on the organization's financial statements, compliance policies and programs and reports from regulators.

7.

Meet with the independent accountant and management in separate executive sessions to discuss any matters the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business conduct guidelines.

Proxy Card Text is as follows:

(Front)

PROXY

PARLUX FRAGRANCES, INC.

Proxy for Annual Meeting of Stockholders September 21, 2004

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY)

The undersigned stockholder of Parlux Fragrances, Inc. (the “Company”) acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement for the 2004 Annual Meeting and, revoking all prior proxies, hereby appoints Frederick E. Purches and Frank A. Buttacavoli with full power of substitution as proxy to vote all the shares of Common Stock of the Company owned or held by the undersigned at the 2004 Annual Meeting of Stockholders to be held at the Sheraton Ft. Lauderdale Airport Hotel, 1825 Griffin Road, Dania, Florida 33304, on Tuesday, September 21, 2004, at 11:00 a.m. or any adjournment or postponement hereof.

This Proxy should be dated, signed by the stockholder(s) exactly as the name appears on the envelope in which this material was mailed, and returned at the earliest convenience in the enclosed return envelope. Persons signing in a fiduciary capacity should so indicate.

Continued and to be signed on reverse side

(Back)

1.  Election of Directors:

(01)   Ilia Lekach

(02)   Frank A. Buttacavoli

(03)   Frederick E. Purches

(04)   Glenn Gopman

(05)   Esther Egozi Choukroun

(06)   David Stone

(07)   Jaya Kader Zebede

For all nominees listed above, except as noted below:

___________________________________________

FOR ÿ	WITHHELD ÿ	2. Approval of Deloitte & Touche LLP as Independent Auditors
		FOR ÿ	AGAINST ÿ	ABSTAIN ÿ

3.  To transact such other business as may properly come before the meeting or any adjournment thereof.

Date	(Stockholder’s signature)

(Stockholder’s signature)